EXHIBIT 3.5

DSB:415341.1

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                       Dated the 25th day of November 1996


                             DISPLAY.IT HOLDINGS PLC


                                     - and -

              INDEPENDENT ECONOMIC ANALYSIS (HOLDINGS) PTE LIMITED








                        AGREEMENT FOR SHARE SUBSCRIPTION










                             Taylor Joynson Garrett
                                    Carmelite
                             50 Victoria Embankment
                                 London EC4Y 0DX
                               Tel: 0171 353 1234
                                    Ref: TAM



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THIS AGREEMENT is made the 25th day of November 1996

BETWEEN


(A) DISPLAY.IT HOLDINGS PLC (registered number 3194225) whose registered office is at Carmelite, 50 Victoria Embankment, London EC4Y 0DX (the "Company"); and

(B) INDEPENDENT ECONOMIC ANALYSIS (HOLDINGS) PTE LIMITED whose registered office is at COSCO Building, No.8 Robinson Road, Singapore 048544 (the "Investor").


INTRODUCTION

The Investor has agreed to make an investment in the Company upon the terms and conditions hereafter contained.


AGREED TERMS

1.       Nature of investment

1.1 The Investor shall subscribe in cash a total of (pound sterling)599,996 for 196,720 ordinary shares of 5p each in the capital of the Company (representing approximately 1.3% of the issued share capital of the Company) subject only to:

         (a) the shareholders of the Company passing the resolutions set out in the notice of general meetings sent to the shareholders of the Company on 21 November 1996;

         (b) the capitalisation issue referred to in such resolutions having taken place;

         (c) the Investor not having advised the Company by 9 am London time on 28 November 1996 that the proposed subscription by the Investor is in contravention of Singapore securities law or UK securities law.

1.2 It is acknowledged that the price has been agreed at (pound sterling)3.05 per share being the price given by OFEX as the closing price on the business day prior to the date of this Agreement adjusted to reflect the proposed capitalisation issue.

1.3 The subscription monies shall be paid by telegraphic transfer as set out in column (1) below and the ordinary shares shall be allotted as set out in column (2) below on the dates as set out in column (3) below:




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                 (1)                          (2)                     (3)
         Subscription monies            Shares allotted              Dates

   (pound sterling)   350,002.75              114,755           13 December 1996
   (pound sterling)   249,993.25               81,965           31 March 1997
                      ----------          -----------
   (pound sterling)   599,996.00              196,720
   ================   ==========          ===========


1.4 Subject to payment of the subscription monies due thereon the Company shall procure that 114,755 ordinary shares of 5p each in the capital of the Company are allotted forthwith to the Investor and shall within 5 days thereafter deliver to the Investor the share certificate therefor. Similarly, subject to the payment of the subscription monies due thereon the Company shall procure that 81,965 ordinary shares of 5p each in the capital of the Company are allotted forthwith to the Investor and shall within 5 days thereafter deliver to the Investor the share certificate therefor. Such shares shall have attached thereto the rights set out in the articles of association of the Company at the date hereof.


2.       Early payment

         Subject to payment of the initial subscription monies the Investor may at any time pay early the balance of the subscription monies as is for the time being unpaid and forthwith on such payment the Company shall allot those shares and within 5 days thereafter deliver a share certificate in respect thereof.


3.       Compulsory payment

         The Company may by notice in writing to the Investor demand the immediate payment of all monies due by the Investor to the Company forthwith at any time if the Investor does not pay on the due date or within 24 hours thereafter any money which may have become due hereunder or under any document supplemental hereto.


4.       No right of set-off

         The Investor shall have no right to set off any sum claimed by the Investor from the Company (whether in respect of any sum due to the Investor under a contract with the Company or otherwise) against any part of the subscription monies referred to in this Agreement.





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5.       Variation of share capital

5.1 In the event of any variation of the ordinary share capital of the Company by way of capitalisation or by consolidation, sub-division or reduction of capital the number of shares comprised in this Agreement shall be adjusted in such manner as the auditors for the time being of the Company shall in writing advise the Company and the Investor to be in their opinion fair and reasonable.

5.2 As soon as reasonably practicable after making any such adjustment the Company shall give written notice thereof to the Investor and at the written request of the Investor and/or upon the surrender of this Agreement shall either endorse a memorandum thereon recording such adjustment (under the hand of a director of the Company) and return the same to the Investor or execute and deliver to the Investor a new agreement reflecting such adjustment but in all other respects incorporating the terms hereof.


6.       Publicity

         Subject to approval of the Board of the Investor, as soon as practicable after the date of this Agreement, the Company and the Investor shall agree an announcement of the Investor's acquisition of shares in the Company pursuant to this Agreement. The Investor will use its best endeavours to procure such approval of its Board by 9 am London time on 28 November 1996.


7.       Notices

7.1 Any notice or other written communication given under or in connection with this Agreement may be delivered personally or sent by first class post (airmail if overseas) or by telex or facsimile.

7.2 The address for service on the Company or on the Investor shall be their respective registered offices.

7.3      The fax number for service on the Investor is 00 65 536 3842.

7.4 Any such notice or other written communication shall be deemed to have been served;

         (a)      if delivered personally, at the time of delivery;

         (b) if posted, at the expiry of forty-eight hours after it was posted;

         (c) if sent by telex or facsimile message, at the time of transmission.

7.5 In proving such service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and



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         posted or in the case of a telex that the intended recipient's answerback code is shown on the copy retained by the sender at the beginning and end of the message or in the case of a facsimile message that an activity or other report from the sender's facsimile machine can be produced in respect of the notice or other written communication showing the recipient's facsimile number and the number of pages transmitted.


8.       Counterparts

         This Agreement may be entered into any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.


9.       Law and Jurisdiction

         This Agreement shall be governed by and construed in accordance with English law and each party to this Agreement submits to the non-exclusive jurisdiction of the English Courts.


10.      Testimonium

         This Agreement has been executed and delivered as a deed on the date first written above.



EXECUTED for                                )
and on behalf of                            )
DISPLAY.IT HOLDINGS PLC                     )



 ................................
Director duly authorised to sign


EXECUTED for                                )
and on behalf of                            )
INDEPENDENT ECONOMIC ANALYSIS               )
(HOLDINGS) PTE LIMITED                      )



 ................................
Director duly authorised to sign

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